Exhibit 99.1

Contact:	Michael R. Sand,
President & CEO
Dean J. Brydon, CFO
(360) 533-4747
www.timberlandbank.com

Timberland Bancorp Net Income Increases 321% to $4.6 Million for Fiscal 2012
Earns $0.13 Per Diluted Common Share in Fourth Fiscal Quarter

HOQUIAM, WA – November 8, 2012- Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported earnings of $4.59 million for fiscal 2012 compared to earnings of $1.09 million for fiscal 2011.  Net income available to common shareholders for fiscal 2012, after the preferred stock dividends and the preferred stock discount accretion, was $3.52 million, or $0.52 per diluted common share, compared to $32,000, or $0.00 per diluted common share for fiscal 2011.

Timberland reported net income of $1.15 million for its fiscal fourth quarter ended September 30, 2012.  The quarter’s net income to common shareholders, after adjusting for the preferred stock dividend and the preferred stock discount accretion, was $883,000, or $0.13 per diluted common share, compared to net income of $1.08 million, or $0.16 per diluted common share for the quarter ended June 30, 2012 and a net loss of $(339,000), or $(0.05) per diluted common share for the quarter ended September 30, 2011.

“Profitability increased significantly year over year as historically low interest rates and the improving economy contributed to an increase in the gain on sale of loans and a reduction in provision expense,” said Michael R. Sand, President and CEO.  “We will continue to focus on reducing non-performing assets and on maintaining the Bank’s net interest margin during the new fiscal year.”

Fiscal 2012 Highlights (at or for the period ended September 30, 2012, compared to September 30, 2011, or June 30, 2012):

•	Fiscal 2012 net income increased to $4.59 million compared to $1.09 million for fiscal 2011;
•	Fiscal 2012 earnings per diluted common share increased to $0.52 compared to $0.00 for fiscal 2011;
•	Net income for the current quarter was $1.15 million compared to $1.35 million for the preceding quarter and a loss of $(73,000) for the comparable quarter one year ago;
•	Earnings per diluted common share for current quarter was $0.13 compared to $0.16 for the preceding quarter and a loss of $(0.05) for the comparable quarter one year ago;
•	Net interest margin was 3.83% for the current quarter and 3.81% for fiscal 2012;
•	Total delinquent and non-accrual loans decreased 12% during the quarter and 30% year-over-year;
•	Net charge-offs for the current quarter decreased 56% from the preceding quarter and decreased 58% from the comparable quarter one year ago;
•	Capital levels remain very strong: Total Risk Based Capital of 16.77%; Tier 1 Leverage Capital Ratio of 11.66%; Tangible Capital to Tangible Assets Ratio of 11.55%; and
•	Book value per common share increased to $10.52, and tangible book value per common share increased to $9.68 at year end.

Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 16.77%, a Tier 1 leverage capital ratio of 11.66% and a tangible capital to tangible assets ratio of 11.55% at September 30, 2012.  On August 21, 2012 Timberland received approval and paid $1.2 million in dividends on the preferred shares issued to the U.S. Treasury in December 2008. This payment brought Timberland current on all dividend payments owed.  The dividend payment did not reduce Timberland’s reported capital ratios since appropriate accruals for the dividends were recorded in prior quarters.  On November 1, 2012 the U.S. Treasury successfully auctioned the preferred shares it had purchased from Timberland in December 2008.  The clearing price in the auction was $862.50 per preferred share.  Upon the closing of the sale which is projected to occur prior to November 13, 2012, Timberland will no longer be a participant in the Treasury’s TARP program since the preferred shares

Timberland Q4 Earnings
November 8, 2012

will be owned by private investors.  The sale of the preferred shares will have no effect on Timberland’s capital ratios as the terms of the preferred shares did not change in connection with the sale.

Timberland provisioned $900,000 to its loan loss allowance during the quarter ended September 30, 2012 compared to $900,000 in the preceding quarter and $1.76 million in the comparable quarter one year ago.  In fiscal 2012, the loan loss provision totaled $3.50 million, down 48% from $6.76 million in fiscal 2011.  Net charge-offs for the fourth fiscal quarter, decreased to $679,000 compared to $1.56 million for the preceding quarter and $1.60 million for the comparable quarter one year ago.  Net charge-offs for fiscal 2012 decreased 40% to $3.62 million from $6.08 million for fiscal 2011.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 12% to $30.4 million at September 30, 2012 from $34.7 million at June 30, 2012 and decreased 30% from $43.7 million one year ago.  The non-performing assets to total assets ratio was 5.19% at September 30, 2012 compared to 5.14% three months earlier and 5.01% one year ago.

Non-accrual loans decreased to $21.3 million at September 30, 2012 from $24.0 million at June 30, 2012 and $21.6 million at September 30, 2011.  The non-accrual loans at September 30, 2012 were comprised of 58 loans and 47 credit relationships. By dollar amount per category: 43% of non-accrual loans are secured by land and land development properties; 28% are secured by commercial properties; 24% are secured by residential properties; and 5% are secured by residential construction projects.

Other real estate owned (“OREO”) and other repossessed assets increased to $13.3 million at September 30, 2012 from $10.0 million at June 30, 2012 and $10.8 million at September 30, 2011.  At September 30, 2012 the OREO portfolio consisted of 56 individual properties.  The properties consisted of eight commercial real estate properties totaling $6.5 million, 35 land parcels totaling $4.2 million, 12 single family homes totaling $1.7 million and a condominium project of $842,000.  During the quarter ended September 30, 2012 ten OREO properties totaling $863,000 were sold for a net loss of $83,000.

Balance Sheet Management

Total assets increased by $7.8 million, or 1%, to $737.0 million at September 30, 2012 from $729.1 million at June 30, 2012.  The increase in total assets was primarily due to a $7.6 million increase in total deposits which increased the amount of assets held in overnight funds.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 19.3% of total liabilities at September 30, 2012 compared to 18.9% at June 30, 2012 and 21.1% one year ago.

Net loans receivable increased $1.3 million to $538.5 million at September 30, 2012 from $537.2 million at June 30, 2012.  The increase was primarily due to a $9.4 million increase in multi-family loan balances and a $7.8 million increase in construction and land development loans.  “Our expertise in financing custom construction projects for owners and their contractors has been established for many years and we are benefitting from the emerging recovery in this segment of the market,” said Sand.  These increases to net loans receivable were partially offset by a $3.5 million decrease in commercial business loan balances, a $2.6 million decrease in one-to four-family loan balances, a $2.3 million decrease in commercial real estate loan balances, a $1.6 million decrease in land loan balances, a $1.5 million decrease in consumer loan balances and a $4.1 million increase in the undisbursed portion of construction loans in process.

Timberland continued to reduce its exposure to land development and land loans.  Land development loan balances decreased to $589,000 at September 30, 2012, a 73% decrease year-over-year.  The Bank’s land loan portfolio decreased to $39.7 million at September 30, 2012, a 4% decrease from the preceding quarter and a 19% decrease year-over-year.  The well diversified land loan portfolio consists of 314 loans on a variety of land types including individual building lots, acreage, raw land and commercially zoned properties.  The average loan balance for the entire land portfolio was approximately $126,000 at September 30, 2012.

Timberland Q4 Earnings
November 8, 2012

LOAN PORTFOLIO
	September 30, 2012		June 30, 2012		September 30, 2011
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One-to four-family	$106,979	19%	$109,624	19%	$114,680	20%
Multi-family	47,521	8	38,146	7	30,982	6
Commercial	256,254	45	258,545	46	246,037	44
Construction and land
development	56,406	10	48,639	9	52,484	9
Land	39,655	7	41,273	7	49,236	9
Total mortgage loans	506,815	89	496,227	88	493,419	88

Consumer Loans:
Home equity and second
mortgage	32,814	6	34,080	6	36,008	7
Other	6,183	1	6,413	1	8,240	1
Total consumer loans	38,997	7	40,493	7	44,248	8

Commercial business loans	22,588	4	26,052	5	22,510	4
Total loans	568,400	100%	562,772	100%	560,177	100%
Less:
Undisbursed portion of
construction loans in
process	(16,325)		(12,239)		(18,265)
Deferred loan origination
fees	(1,770)		(1,761)		(1,942)
Allowance for loan losses	(11,825)		(11,603)		(11,946)
Total loans receivable, net	$538,480		$537,169		$528,024

CONSTRUCTION LOAN COMPOSITION
	September 30, 2012		June 30, 2012		September 30, 2011
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$33,345	6%	$27,643	5%	$26,205	4%
Speculative one- to four-
Family	1,880	--	2,122	1	1,919	1
Commercial real estate	20,247	4	17,920	3	12,863	2
Multi-family (including
condominium)	345	--	345	--	9,322	1
Land development	589	--	609	--	2,175	1
Total construction loans	$56,406	10%	$48,639	9%	$52,484	9%

Timberland’s loan originations increased 8% to $69.0 million during the quarter ended September 30, 2012 compared to $63.6 million for the preceding quarter and increased 86% from the $37.1 million originated during the quarter one year ago.  Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended September 30, 2012, $28.5 million fixed-rate one-to four-family mortgage loans were sold compared to $21.2 million for the preceding quarter and $16.1 million for the comparable quarter ended one year ago.

Timberland Q4 Earnings
November 8, 2012

Timberland’s mortgage-backed securities (“MBS”) and other investments decreased by $332,000 during the quarter to $8.3 million at September 30, 2012 from $8.6 million at June 30, 2012, primarily due to prepayments and scheduled amortization.  During the quarter ended September 30, 2012, other-than-temporary-impairment (“OTTI”) credit related write-downs and realized losses of $25,000 were recorded on the private label MBS that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008.  At September 30, 2012 the Bank’s remaining private label MBS portfolio had been reduced to $2.8 million from an original acquired balance of $15.3 million.

DEPOSIT BREAKDOWN ($ in thousands)
	September 30, 2012		June 30, 2012		September 30, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$75,296	13%	$70,004	12%	$64,494	11%
N.O.W. checking	150,139	25	149,821	25	155,299	26
Savings	87,493	15	88,210	15	83,636	14
Money market	79,549	13	73,857	13	61,028	10
Certificates of deposit under $100	127,909	21	130,233	22	141,899	24
Certificates of deposit $100 and over	77,540	13	78,241	13	86,322	15
Certificates of deposit – brokered	- -	--	- -	--	--	--
Total deposits	$597,926	100%	$590,366	100%	$592,678	100%

“Our deposit mix continues to improve through the transition to more transaction based accounts,” stated Dean Brydon, CFO.  Total deposits increased $7.6 million, or 1% to $597.9 million at September 30, 2012, from $590.4 million at June 30, 2012 primarily as a result of a $5.7 million increase in money market account balances, a $5.3 million increase in non-interest bearing account balances and a $318,000 increase in N.O.W. checking account balances.  These increases were partially offset by a $3.0 million decrease in certificate of deposit account balances and a $717,000 decrease in savings account balances.

Total shareholders’ equity increased $1.04 million to $90.32 million at September 30, 2012, from $89.28 million at June 30, 2012.  The increase in shareholders’ equity was primarily a result of net income for the quarter.  Book value per common share increased to $10.52 and tangible book value per common share increased to $9.68 at September 30, 2012.

Operating Results

Fiscal fourth quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on mortgage servicing rights (“MSRs”)), increased less than 1% to $9.12 million from $9.09 million for the preceding quarter and 6% from the $8.61 million for the comparable quarter one year ago.  For fiscal 2012, operating revenue increased 4% to $35.64 million from $34.16 million for fiscal 2011.

Net interest income decreased 3% to $6.46 million for the quarter ended September 30, 2012 from $6.63 million for the preceding quarter and increased 2% from $6.34 million for the comparable quarter one year ago.  The net interest margin for the current quarter decreased to 3.83% from 3.96% for the preceding quarter and increased from 3.75% for the comparable quarter one year ago.  The decrease in net interest income and net interest margin was primarily a result of a decrease in late fees received and deferred loan origination fees taken into income (and classified as interest income) on loans that paid off during the current quarter.   Late fees received and deferred loan origination fees taken into income for the quarter ended September 30, 2012 decreased $134,000 relative to the total recorded for the quarter ended June 30, 2012.  The decrease in late fees and loan origination fees impacted the net interest margin by approximately eight basis points.  For fiscal 2012, net interest income increased 1% to $25.66 million from $25.43 million for fiscal 2011. Timberland’s net interest margin for the year ended September 30, 2112 increased to 3.81% from 3.78% for the year ended September 30, 2011.

Non-interest income increased 7% to $2.50 million for the quarter ended September 30, 2012, from $2.34 million in the preceding quarter and increased 34% from $1.86 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $182,000 increase in gain on sale of loans, which was partially offset by $52,000 increase in the valuation allowance on the Bank’s MSRs.  For fiscal 2012, non-interest income increased $1.1 million, or 13%, to $9.78 million from $8.68 million for fiscal 2011, primarily due to an increase in gain on sale of loans, an increase in ATM and debit card interchange fee income and a decrease in OTTI and realized losses on MBS and

Timberland Q4 Earnings
November 8, 2012

other investments. These increases to non-interest income were partially offset by a decrease in the valuation recovery on MSRs and a decrease in service charges on deposits.

Total operating (non-interest) expenses increased 10% to $6.68 million for the fourth fiscal quarter from $6.10 million for the preceding quarter and 1% from $6.63 million for the comparable quarter one year ago.  The increased expenses for the current quarter compared to the preceding quarter were primarily the result of a $321,000 increase in OREO and other repossessed assets expense and a $119,000 increase in loan administration and foreclosure expenses.  For fiscal 2012, operating expenses decreased 2% to $25.57 million from $25.96 million for fiscal 2011, primarily due to decreased salaries and employee benefits expense, FDIC insurance expense, other insurance expense and loan administration and foreclosure expense.  These decreases were partially offset by increased OREO and other repossessed assets expense.

The provision for income taxes decreased to $230,000 for the quarter ended September 30, 2012, from $624,000 for the preceding quarter primarily due to lower income before income taxes and a $205,000 recovery to the deferred tax valuation allowance based on the expected implementation of certain tax planning strategies.  The deferred tax valuation allowance relates to a capital loss carryforward on the sale of securities in fiscal 2008.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions, including regulatory memoranda of understandings (“MOUs”) to which we are subject; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, the interpretation of regulatory capital or other rules and any changes in the rules applicable to institutions participating in the TARP Capital Purchase Program; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Q4 Earnings
November 8, 2012

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS	Three Months Ended
($ in thousands, except per share amounts)	Sept. 30,	June 30,	Sept. 30,
(unaudited)	2012	2012	2011
Interest and dividend income
Loans receivable	$7,577	$7,842	$8,010
MBS and other investments	81	89	127
Dividends from mutual funds	6	6	7
Interest bearing deposits in banks	86	82	87
Total interest and dividend income	7,750	8,019	8,231

Interest expense
Deposits	822	925	1,331
FHLB advances	472	466	562
Total interest expense	1,294	1,391	1,893
Net interest income	6,456	6,628	6,338

Provision for loan losses	900	900	1,758
Net interest income after provision for loan losses	5,556	5,728	4,580

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(25)	(37)	(111)
Gain on sale of MBS and other investments	--	2	--
Service charges on deposits	980	955	1,032
Gain on sale of loans, net	749	567	336
Bank owned life insurance (“BOLI”) net earnings	150	146	155
Valuation allowance on MSRs	(134)	(82)	(298)
ATM and debit card interchange transaction fees	551	564	526
Other	232	226	221
Total non-interest income, net	2,503	2,341	1,861

Non-interest expense
Salaries and employee benefits	3,061	3,006	3,186
Premises and equipment	696	647	681
Advertising	173	173	196
OREO and other repossessed assets expense, net	684	363	443
ATM	196	206	219
Postage and courier	120	124	140
Amortization of core deposit intangible (“CDI”)	37	37	42
State and local taxes	148	159	147
Professional fees	195	217	186
FDIC insurance	239	237	242
Other insurance	51	51	60
Loan administration and foreclosure	201	82	248
Data processing and telecommunications	346	303	326
Deposit operations	183	177	227
Other	347	315	284
Total non-interest expense	6,677	6,097	6,627

(Table continued on following page)

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November 8, 2012

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
	2012	2012	2011
Income (loss) before income taxes	$1,382	$1,972	$(186)
Provision (benefit) for income taxes	230	624	(113)
Net income (loss)	1,152	1,348	(73)

Preferred stock dividends	(208)	(208)	(208)
Preferred stock discount accretion	(61)	(61)	(58)
Net income (loss) to common shareholders	$ 883	$ 1,079	$(339)

Net income (loss) per common share:
Basic	$0.13	$0.16	$(0.05)
Diluted	0.13	0.16	(0.05)

Weighted average common shares outstanding:
Basic	6,780,899	6,780,516	6,745,633
Diluted	6,780,899	6,780,516	6,745,633

Timberland Q4 Earnings
November 8, 2012

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts)	Sept. 30,	Sept. 30,
(unaudited)	2012	2011
Interest and dividend income
Loans receivable	$30,831	$32,976
MBS and other investments	404	612
Dividends from mutual funds	32	31
Interest bearing deposits in banks	338	347
Total interest and dividend income	31,605	33,966

Interest expense
Deposits	3,951	6,136
FHLB advances	1,996	2,397
Total interest expense	5,947	8,533
Net interest income	25,658	25,433

Provision for loan losses	3,500	6,758
Net interest income after provision for loan losses	22,158	18,675

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(214)	(449)
Gain on sale of MBS and other investments	22	79
Service charges on deposits	3,795	3,907
Gain on sale of loans, net	2,472	1,548
BOLI net earnings	607	517
Valuation recovery on MSRs	10	405
ATM and debit card interchange transaction fees	2,172	1,911
Other	917	763
Total non-interest income, net	9,781	8,681

Non-interest expense
Salaries and employee benefits	12,050	12,578
Premises and equipment	2,676	2,648
Advertising	726	800
OREO and other repossessed assets expense, net	1,982	1,374
ATM	794	802
Postage and courier	501	540
Amortization of CDI	148	167
State and local taxes	608	622
Professional fees	822	753
FDIC insurance	942	1,161
Other insurance	212	359
Loan administration and foreclosure	816	959
Data processing and telecommunications	1,265	1,172
Deposit operations	776	675
Other	1,250	1,353
Total non-interest expense	25,568	25,963

(Table continued on following page)

Timberland Q4 Earnings
November 8, 2012

	Year Ended
	Sept. 30,	Sept 30,
	2012	2011
Income before income taxes	$6,371	$1,393
Provision for income taxes	1,781	304
Net income	4,590	1,089

Preferred stock dividends	(832)	(832)
Preferred stock discount accretion	(240)	(225)
Net income to common shareholders	$3,518	$ 32

Net income per common share:
Basic	$0.52	$0.00
Diluted	0.52	0.00

Weighted average common shares outstanding:
Basic	6,780,612	6,745,347
Diluted	6,780,612	6,745,524

Timberland Q4 Earnings
November 8, 2012

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2012	2012	2011
Assets
Cash and due from financial institutions	$ 11,008	$ 12,489	$ 11,455
Interest-bearing deposits in banks	85,660	80,499	100,610
Total cash and cash equivalents	96,668	92,988	112,065

Certificates of deposit (“CDs”) held for investment, at cost	23,490	22,781	18,659
MBS and other investments:
Held to maturity, at amortized cost	3,339	3,503	4,145
Available for sale, at fair value	4,945	5,113	6,717
FHLB stock	5,655	5,705	5,705

Loans receivable	548,878	544,708	535,926
Loans held for sale	1,427	4,064	4,044
Less: Allowance for loan losses	(11,825)	(11,603)	(11,946)
Net loans receivable	538,480	537,169	528,024

Premises and equipment, net	17,886	17,723	17,390
OREO and other repossessed assets, net	13,302	9,997	10,811
BOLI	16,525	16,374	15,917
Accrued interest receivable	2,183	2,161	2,411
Goodwill	5,650	5,650	5,650
Core deposit intangible	249	286	397
Mortgage servicing rights, net	2,011	2,150	2,108
Prepaid FDIC insurance assessment	1,186	1,415	2,103
Other assets	5,385	6,121	6,122
Total assets	$736,954	$729,136	$738,224

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$ 75,296	$ 70,004	$ 64,494
Deposits: Interest-bearing	522,630	520,362	528,184
Total deposits	597,926	590,366	592,678

FHLB advances	45,000	45,000	55,000
Repurchase agreements	855	826	729
Other liabilities and accrued expenses	2,854	3,669	3,612
Total liabilities	646,635	639,861	652,019
Shareholders’ equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; 16,641 shares, Series A, issued and outstanding $1,000 per share liquidation value	16,229	16,168	15,989
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,036 shares issued and outstanding	10,484	10,500	10,457
Unearned shares- Employee Stock Ownership Plan	(1,719)	(1,785)	(1,983)
Retained earnings	65,788	64,905	62,270
Accumulated other comprehensive loss	(463)	(513)	(528)
Total shareholders’ equity	90,319	89,275	86,205
Total liabilities and shareholders’ equity	$736,954	$729,136	$738,224

Timberland Q4 Earnings
November 8, 2012

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2012	2012	2011

PERFORMANCE RATIOS:
Return (loss) on average assets (a)	0.62%	0.74%	(0.04)%
Return (loss) on average equity (a)	5.14%	6.09%	(0.34)%
Net interest margin (a)	3.83%	3.96%	3.75%
Efficiency ratio	74.53%	67.98%	80.83%

	Year Ended
	Sept. 30,		Sept 30,
	2012		2011
PERFORMANCE RATIOS:
Return on average assets	0.62%		0.15%
Return on average equity	5.21%		1.26%
Net interest margin	3.81%		3.78%
Efficiency ratio	72.15%

	Sept. 30,	June 30,	Sept. 30,
	2012	2012	2011
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$21,331	$24,018	$21,589
Loans past due 90 days and still accruing	1,198	945	1,754
Non-performing investment securities	2,442	2,484	2,796
OREO and other repossessed assets	13,302	9,997	10,811
Total non-performing assets (b)	$38,273	$37,444	$36,950

Non-performing assets to total assets (b)	5.19%	5.14%	5.01%
Net charge-offs during quarter	$ 679	$ 1,561	$ 1,603
Allowance for loan losses to non-accrual loans	55%	48%	55%
Allowance for loan losses to loans receivable, net (c)	2.15%	2.11%	2.21%
Troubled debt restructured loans on accrual status (d)	$13,410	$14,579	$ 18,166

CAPITAL RATIOS:
Tier 1 leverage capital	11.66%	11.59%	11.09%
Tier 1 risk based capital	15.51%	15.58%	15.19%
Total risk based capital	16.77%	16.85%	16.46%
Tangible capital to tangible assets (e)	11.55%	11.52%	10.95%

BOOK VALUES:
Book value per common share	$ 10.52	$ 10.38	$ 9.97
Tangible book value per common share (e)	9.68	9.53	9.11

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(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $10,093, $9,319 and $7,376 reported as non-accrual loans at September 30, 2012, June 30, 2012 and September 30, 2011, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Q4 Earnings
November 8, 2012

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2012	2012	2011

Average total loans	$547,028	$548,450	$537,612
Average total interest-bearing assets (a)	673,827	669,715	675,800
Average total assets	738,161	733,243	737,152
Average total interest-bearing deposits	523,461	524,250	526,659
Average FHLB advances and other borrowings	45,784	45,818	55,502
Average shareholders’ equity	89,695	88,535	86,465

	Year Ended
	Sept. 30,		Sept. 30,
	2012		2011

Average total loans	$544,525		$537,740
Average total interest-bearing assets	674,224		673,536
Average total assets	735,151		733,328
Average total interest-bearing deposits	525,873		528,961
Average FHLB advances and other borrowings	48,302		55,511
Average shareholders’ equity	88,088		86,631
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(a)  Includes loans and MBS on non-accrual status